Exhibit 10.1
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

1.	Introduction
Each member of the Board of Directors (the “Board”) of ON24 Inc. (“ON24”) who is a non-employee director of ON24 (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service.
This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

2.	Annual Cash Compensation
Commencing at the beginning of the first fiscal quarter following the closing of the initial public offering (the “IPO”) of ON24’s common stock (“Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment. A Non-Employee Director is entitled to receive each retainer for which he or she qualifies below (unless otherwise set forth below)

(a)	Annual Board Service Retainer:

a.	All Non-Employee Directors: $50,000

(b)	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $6,000

c.	Member of the Nominating and Governance Committee: $3,750

(c)	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $12,000

c.	Chair of the Nominating and Governance Committee: $7,500

(d)	Lead Independent Director Retainer: $20,000

3.	Equity Compensation
Equity awards will be granted under ON24’s 2021 Equity Incentive Plan (the “Plan”).
(a) Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a Restricted Stock Unit Award for Common Stock having a value of $450,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Common Stock for the 20 trading days prior to and ending on the date of grant (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant.
(b)    Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of ON24’s stockholders (“Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $175,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Common Stock for the 20 trading days prior to and ending on the date of grant (the “Annual RSU”). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.
(c)    Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s continuous Service (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in continuous Service with ON24 until immediately prior to a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the Change in Control.
(d)    Remaining Terms. Each Restricted Stock Unit Award will be granted subject to ON24’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

4.	Expenses
ON24 will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submit appropriate documentation substantiating such expenses in accordance with ON24’s policies as in effect from time to time.

5.	Limitations
No Non-Employee Director may be issued in any fiscal year cash payments (including the fees under Section 2 above) and equity awards (including equity awards under Section 3 above) with aggregate value greater than $750,000, increased to $1,000,000 in the fiscal year of his or her initial service as a Non-Employee Director. Any equity awards or other compensation granted to an individual for his or her services as an employee, or for his or her services as a consultant other than a Non-Employee Director, will be excluded for purposes of the limitations under this Section 5.